UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 17, 2005

ORANGE 21 INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51071	33-0580186
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2070 Las Palmas Drive

Carlsbad, California 92009

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (760) 804-8420

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On October 17, 2005, Orange 21 Inc. (the “Company”) entered into a Quota Purchase Agreement (the “Agreement”) with the stockholders of LEM s.r.l. (“LEM”) (collectively, the “Quotaholders”) with respect to the purchase of 100% of the capital of LEM.  LEM manufactures a substantial majority of the Company’s sunglass products and is located near the Company’s European facility in Italy.  The Company has an existing manufacturing agreement with LEM which includes an option to purchase all of LEM’s assets, business or equity securities which expires December 31, 2005.  Closing of the transaction is contingent upon certain conditions contained in the Agreement and is tentatively scheduled to occur on or before December 19, 2005.

The aggregate purchase price is €3.300.000,00, of which the Company has made a good faith deposit of €1.000.000,00.  In addition, the Company will pay an earn-out to the Quotaholders based on LEM’s future sales.

In addition to customary closing conditions, the closing is also contingent upon satisfaction of certain specified negotiated minimum financial performance levels.  The Agreement contains customary representations and warranties, as well as standard indemnification provisions and covenants with respect to the operations of the business prior to closing.  In the event the Quotaholders fail to satisfy any of the closing conditions or in the event the Agreement is terminated prior to closing due to a material breach by the Quotaholders, the Company is entitled to receive a full refund of the good faith deposit.  If the Company terminates the Agreement in the absence of a material breach by the Quotaholders, the good faith deposit would be forfeited.

Item 9.01               Financial Statements and Exhibits.

(d)                                 Exhibits

10.1         Quota Purchase Agreement dated October 17, 2005 between Orange 21 Inc., Riccardo Polinelli and Raffaella Ghiringhelli (confidential treatment has been requested for certain portions of the Quota Purchase Agreement).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: October 21, 2005	ORANGE 21 INC.

	By:	/s/ Michael Brower
Michael Brower
Chief Financial Officer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

10.1

Quota Purchase Agreement dated October 17, 2005 between Orange 21 Inc., Riccardo Polinelli and Raffaella Ghiringhelli (confidential treatment has been requested for certain portions of the Quota Purchase Agreement).